AMERICAN STOCK EXCHANGE®
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American Stock Exchange
86 Trinity Place
New York, NY 10006-1872

James Mollen
Director - Listing Qualifications
T 212 306 2391
F 212 306 5359
james.mollen@amex.com

Via Facsimile and Mail

August 3, 2006

Mr. David B. Swank
Chief Financial Officer
Diomed Holdings, Inc.
1 Dundee Park
Andover, MA 01810

Dear Mr. Swank:

As you are aware, Diomed Holdings, Inc. ("Diomed" or the "Company") is not in compliance with certain of the American Stock Exchange LLC's (the "Amex" or the "Exchange") continued listing standards. Specifically, the Company is not in compliance with Section 1003(a)(ii) of the Company Guide, with shareholders' equity of less than $4,000,000 and losses from continuing operations and/or net losses in three of its four most recent fiscal years.

Thank you for your submission dated June 29, 2006. The Exchange has completed its review of Diomed's plan of compliance and supporting documentation (the "Plan") and has determined that, in accordance with Section 1009 of the Company Guide, the Plan makes a reasonable demonstration of the Company's ability to regain compliance with the continued listing standards by the end of the plan period, which we have determined to be no later than December 1, 2007 (the "Plan Period"). Therefore, at this time we are prepared to continue the listing of Diomed subject to the following conditions:

i. The Company must make a public announcement through the news media by August 10, 2006, disclosing the fact that it is not in compliance with the continued listing standards of the Exchange and that its listing is being continued pursuant to an extension. The targeted completion date of December 1, 2007 must also be disclosed. For your convenience, we have enclosed sample press release language and a list of news services that the Company may use in connection with this disclosure.[1]

[1] This notice should be provided to the attention of the Amex StockWatch Department (telephone: 212-306-8383; facsimile: 212-306-1488), and to Cheryl Spinner at (facsimile: 212-306-5359) at least 20 minutes prior to dissemination.

ii. The Company must continue to provide the Exchange Staff with updates in conjunction with the initiatives of the Plan as appropriate or upon request, but no later than at each quarter completion concurrent with the Company's appropriate filing with the Securities and Exchange Commission.

iii. Exchange Staff will review Diomed periodically for compliance with the Plan. If the Company does not show progress consistent with the Plan or meet the milestones provided in the plan in accordance with the timeline, the Exchange Staff will review the circumstances and may immediately commence delisting proceedings. Additionally, please be advised that consistent with the Exchange's obligations and responsibilities as a self-regulatory organization, the Exchange Staff is authorized to initiate immediate delisting proceedings as appropriate in the public interest, notwithstanding the terms of this letter.

At the end of the Plan Period, December 1, 2007, Diomed must be in compliance with all the continued listing standards including the issue described above. Failure to regain compliance within the timeframes outlined above will likely result in the Exchange Staff initiating delisting proceedings pursuant to Section 1009 of the Company Guide.

We appreciate your attention to this matter and we look forward to continuing to work with you through this difficult time. Towards that end, it is important during this process that you continue to communicate with the Exchange on a proactive basis regarding all corporate developments. If we may be of any assistance in this matter, please do not hesitate to contact me, or Cheryl Spinner, Analyst, at (212) 306-2442.

Please acknowledge your acceptance of the conditions outlined in this letter by signing and returning the enclosed copy of this letter by August 10, 2006.

Very truly yours,

James Moller

Acknowledged and Agreed to:

____________________ Date:_____

Mr. David B. Swank
Chief Financial Officer
Diomed Holdings, Inc.

Enclosures

Press Release Language and News Services

While the Amex does not endorse any particular format or provide a sample press release related to this disclosure, you may wish to consider language that discloses that: on (DATE) the Company received notice from the Amex Staff indicating that the Company is below certain of the Exchange's continued listing standards due to (LOSSES IN TWO OF ITS MOST RECENT FISCAL YEARS WITH EQUITY BELOW $2 MILLION, ETC.), as set forth in Section 1003(____) of the Amex Company Guide. The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on (DATE) presented its plan to the Exchange. On (DATE) the Exchange notified the Company that it accepted the Company's plan of compliance and granted the Company an extension until <DATE> to regain compliance with the continued listing standards. The Company will be subject to periodic review by Exchange Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.

For your convenience, following is a list of news services that the Company may use in connection with this disclosure:

Dow Jones News Wire Spot News Harborside Financial Center 6000 Plaza Two Jersey City, NJ 07311-3992 (201) 938-5400 (201) 938-5600 FAX	**Bloomberg Business News Newsroom** P.O. Box 888 Princeton, NJ 08542-0888 (609) 279-4000 (609) 497-6577 FAX	**PR Newswire** 1515 Broadway, 32nd Floor New York, NY 10036 (800) 832-5522 (800) 962-5540 FAX
Businesswire 40 E. 52nd Street 19th Floor New York, NY 10022 (212) 752-9600 (212) 752-9698 FAX	**Reuters** Corporate News Desk 199 Waters Street, 10th Floor New York, NY 10038 (646) 223-4000 (646) 223-6001 FAX	